Exhibit 10.1

December 21, 2021

Brian G. Drazba

MEI Pharma, Inc.

11455 El Camino Real

Suite 250

San Diego, CA 92130

Dear Brian,

The purpose of this letter agreement is to amend the terms of the Transition and Retirement Agreement entered into between you and MEI Pharma, Inc. and its affiliates (“MEI”), dated August 2, 2021 (the “Retirement Agreement”), to reflect your new retirement date of June 30, 2022 (or an earlier date as determined by either party). Accordingly, the Retirement Agreement is hereby amended as follows:

I.	Paragraph I (a) shall be replaced in its entirety as follows:

(a)

Transition Date. You and MEI have agreed that your employment with MEI will terminate effective June 30, 2022 (or such earlier date as may be determined by you or MEI), subject to the terms of this Agreement. Pursuant to Section l(b) below, you will remain employed through June 30, 2022, unless terminated earlier by you or MEI. The date on which your employment terminates for any reason, including your retirement on June 30, 2022, is referred to as the “Retirement Date.” If you or the Company wish to terminate your employment prior to June 30, 2022 (other than termination by the Company for Cause, as defined below), you or the Company, as applicable, will provide 30 days prior written notice of such termination.

2.	Paragraph l (b)(i) shall be replaced in its entirety as follows:

(i) Transition Period; Duties. During the period commencing on the Effective Date and ending on the first to occur of (i) June 30, 2022, (ii) the date on which MET appoints a new Chief Financial Officer (“CFO”), or (iii) the date on which your employment terminates for any reason, you will continue to serve as CFO of MEI with the duties, responsibilities and authority consistent with your duties as in effect immediately prior to the Effective Date; provided, that such duties will also include assisting in the orderly transition of your responsibilities as CFO and performing such other duties as may be reasonably assigned by the Chief Executive Officer of MEI (“CEO”). By signing this Agreement, you agree

11455 El Camino Real, Suite 250, San Diego, CA 92130 USA

Tel: +1 858 369 7100 Fax: +1 858 369 7101 www.meipharma.com

to perform these duties and responsibilities to the best of your abilities, in a diligent, trustworthy, professional, and efficient manner, and to comply with MEI’s policies and procedures in all material respects. The period from the Effective Date through the Retirement Date is referred to as the “Transition Period”

3.	Paragraphs 2(a), 2(b) and 2(c) shall be replaced in their entirety as follows:

(a) Eligibility. Provided that you (i) separate from employment on or before June 30, 2022 other than for Cause, (ii) sign and do not revoke this Agreement, including the waiver and release of claims in favor of MEI and restrictive covenants contained in it, within twenty-one (21) days of receiving this Agreement, (iii) again sign and do not revoke this Agreement upon or within twenty-one (21) days after the Retirement Date, and (iv) remain in compliance with the terms of this Agreement and your continuing obligations under your February 1, 2017 employment letter (“Employment Agreement”) and your Employee Proprietary Information and Inventions Agreement dated April 3, 2017 (“Proprietary Information Agreement”), MEI agrees to provide you with the payments and benefits set forth in Section 0, below.

(b) Consideration. Subject to satisfying the eligibility criteria in Section 0, above, MEI agrees to provide you with the following payments and benefits (collectively referred to as the “Separation Benefits”):

(i) Severance Payment. MEI will pay you a lump sum payment of $414,140, which is equal to 12 months of your annual base salary, as soon as administratively practicable after the Effective Date (but not later than 60 days after the Retirement Date).

(ii) Stock Option Accelerated Vesting and Exercise Period. Your outstanding options to purchase MEI common stock shall vest and become exercisable on an accelerated basis as of the Retirement Date for the same number of shares that would have vested had you continued to be employed by MEI through the first anniversary of the Retirement Date (so that your total vested stock options will be as set forth on the attached Exhibit A). All other unvested stock options shall terminate and be forfeited as of the Retirement Date. You may exercise your vested stock options through the first anniversary of the Retirement Date, or until the expiration of the term, if earlier, subject to the terms of the applicable option agreements (other than the 90 day post-termination exercise period, which shall not apply).

(c) Termination for Cause. If MEI terminates your employment for Cause prior to June 30, 2022, your employment with MEI will end as of such date, and you will only be eligible to receive the payments and benefits set forth in Section-- for the avoidance of doubt, you will not be

11455 El Camino Real, Suite 250, San Diego, CA 92130 USA
Tel: +1 858 369 7100 Fax: +1 858 369 7101 www.meipharma.com	2

eligible to receive any of the Separation Benefits. “Cause” shall have the meaning given that term in the Employment Agreement.

4.	Paragraph 13 shall be amended by adding an additional sentence at the end of such Paragraph as follows:

“You and MEI may extend the term of this Agreement by a written amendment signed by both you and MEI.”

The amended terms of your Retirement Agreement set forth above will become effective as of the date these terms have been agreed to and accepted by you. Except as explicitly amended by this letter agreement, the Retirement Agreement will continue in full force and effect in accordance with its terms.

Please confirm your agreement with the foregoing by signing and returning to us a copy of this letter agreement no later than December 21, 2021.

Sincerely,

MEI Pharma, Inc.

By	/s/ Daniel P. Gold	12/21/21
Name:	Daniel P. Gold	Date
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Brian G. Drazba		12/21/2021
Brian G. Drazba		Date

11455 El Camino Real, Suite 250, San Diego, CA 92130 USA
Tel: +1 858 369 7100 Fax: +1 858 369 7101 www.meipharma.com	3